Exhibit 99.1

WD-40 Company Reports First Quarter 2021 Financial Results

~ First quarter consolidated net sales grew by 26 percent compared to prior year fiscal quarter ~

~ First quarter diluted EPS of $1.72 compared to $0.88 in the prior year fiscal quarter ~

SAN DIEGO – January 7, 2021 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2020.

Financial Highlights and Summary

•	Total net sales for the first quarter were $124.6 million, an increase of 26 percent compared to the prior year fiscal quarter.
•

Translation of the Company’s foreign subsidiary results from their functional currencies to U.S. dollars had a favorable impact on sales for the first quarter.  On a constant currency basis, total net sales would have been  $121.8 million for the first quarter.

•	Net income for the first quarter was $23.6 million, an increase of 94 percent from the prior year fiscal quarter.
•	Diluted earnings per share were $1.72 compared to $0.88 in the prior year fiscal quarter.
•	Gross margin percentage was 56.4 percent compared to 54.3 percent in the prior year fiscal quarter.
•	Selling, general and administrative expenses were up 10 percent in the first quarter to $36.0 million compared to the prior year fiscal quarter.
•	Advertising and sales promotion expenses were down 1 percent to $5.5 million compared to the prior year fiscal quarter.

“We offer a variety of maintenance and cleaning products that have been in very high demand during these highly unusual times,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer. “Our sales increased 26 percent compared to the first quarter of last year due primarily to increased demand for our products linked to renovation trends associated with the pandemic. We call this phenomenon ‘isolation renovation’ and we are experiencing it in nearly all of our direct markets around the world.”

“This tremendous result is due to our tribe’s hard work and dedication to delivering product to meet these increased consumer demands. I want to thank the tribe for working hard to ensure that customer orders can be fulfilled, production lines at our third-party manufacturers are functioning, and customers and end-users can get the products they need.”

“We are off to a very strong start in fiscal year 2021. However, due to the fluidity with which the pandemic continues to evolve, it is very difficult for us to estimate how the pandemic might impact our sales results for the remainder of the fiscal year.  If there is a shift in spending patterns or a global economic downturn in the wake of the pandemic it could adversely impact our financial results,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2020	2019	Change
Americas	$54,188	$46,736	16%
EMEA	54,749	39,245	40%
Asia-Pacific	15,622	12,575	24%
Total	$124,559	$98,556	26%

•	Net sales by segment as a percent of total net sales for the first quarter were as follows: for the Americas, 44 percent; for EMEA, 44 percent; for Asia-Pacific, 12 percent.
•

Net sales in the Americas increased 16 percent in the first quarter due primarily to higher sales of maintenance products in the United States, Latin America and Canada which increased 10 percent, 42 percent, and 34 percent, respectively.  Higher sales of maintenance products in the United States and Canada were primarily due to an increase in sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic and increased sales through the ecommerce channel.  Higher sales of maintenance products in Latin America were primarily due to strong sales of WD-40 Multi-Use Product in Mexico.

•

Net sales in EMEA increased 40 percent in the first quarter entirely due to higher sales of maintenance products in both the EMEA direct and distributor markets, which increased 47 percent and 34 percent, respectively.  Higher sales of maintenance products in the EMEA direct markets were primarily due to increased sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic and increased sales through the ecommerce channel. Higher sales of maintenance products in the EMEA distributor markets were primarily attributable to improved economic conditions as a result of reductions in COVID-19 related movement restrictions.    Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the first quarter would have increased by 33 percent compared to the prior fiscal year quarter.

•

Net sales in Asia-Pacific increased 24 percent in the first quarter due to higher sales of maintenance products in China, Australia and in the Asia-Pacific distributor markets which increased 53 percent, 18 percent and 11 percent, respectively.  Higher sales of maintenance products in China were primarily due to the timing of customer orders and increased sales through the ecommerce channel.  In the Asia-Pacific distributor markets higher sales of maintenance products were primarily attributed to reduced COVID-19 lockdown measures in many of the Asian markets. The reduced lockdown measures positively impacted economic conditions which resulted in our marketing distributors adjusting to more normalized inventory levels. Higher sales in the first quarter were also attributable to higher sales of homecare and cleaning products in Australia which increased 44 percent compared to the prior year fiscal quarter due to increased demand for our homecare and cleaning products as a result of the COVID-19 pandemic. Changes in foreign currency exchange rates had a favorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific would have increased by 21 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2020	2019	Change
Maintenance products	$114,343	$89,670	28%
Homecare and cleaning products	10,216	8,886	15%
Total	$124,559	$98,556	26%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 28 percent in the first quarter when compared to the prior year fiscal quarter. This increase is primarily due to increased sales of WD-40 Multi-Use Product driven by increased demand linked to renovation trends associated with the pandemic and increased sales through the ecommerce channel.

•

Net sales of homecare and cleaning products increased 15 percent in the first quarter compared to the prior year fiscal quarter. We experienced a significant increase in sales of our homecare and cleaning products beginning in the third quarter of fiscal year 2020 due to increased demand for such products as a result of the COVID-19 pandemic. While each of our homecare and cleaning products have continued to generate positive cash flows, we had experienced decreased or flat sales for many of these products in recent years prior to the COVID-19 pandemic.

Dividend and Share Repurchase Update

As previously announced, WD-40 Company’s board of directors declared on Monday,  December 7, 2020 a  quarterly dividend of $0.67 per share. The quarterly dividend is payable on January 29,  2021 to stockholders of record at the close of business on January 15, 2021.

On April 8, 2020, the Company elected to suspend repurchases under its previously approved share buy-back plan, which subsequently expired on August 31, 2020. The Company made this election in order to preserve cash while it continues to monitor the long-term impacts of the COVID-19 pandemic. Management does not expect to seek Board approval for a new share buy-back plan until it starts to see a reduced level of uncertainty regarding the pandemic’s impact on the economy and the Company’s business. Therefore, no repurchase transactions were made during the first quarter of fiscal year 2021.

Fiscal Year 2021 Guidance
Current market conditions suggest that for fiscal year 2021 total net sales are expected to be between $435 million and $470 million. Due to the uncertainty that the pandemic continues to present, the Company is not issuing comprehensive financial guidance for fiscal year 2021.

This net sales guidance is expressed in good faith and is believed by the Company to have a reasonable basis; however, it is not possible to predict with any reasonable degree of certainty the actual impact that the pandemic may have on the Company’s fiscal year 2021 net sales results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets a wide range of maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2020 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2020 which the Company expects to file with the SEC on January 7, 2021.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of January 7, 2021, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, Mexico and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30,	August 31,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$65,844	$56,462
Trade accounts receivable, less allowance for doubtful
accounts of $490 and $362 at November 30, 2020
and August 31, 2020, respectively	91,061	80,672
Inventories	41,772	41,264
Other current assets	8,098	6,756
Total current assets	206,775	185,154
Property and equipment, net	62,607	60,759
Goodwill	95,721	95,731
Other intangible assets, net	8,268	8,633
Operating lease right-of-use assets	8,815	8,168
Deferred tax assets, net	472	464
Other assets	3,740	3,728
Total assets	$386,398	$362,637

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$24,749	$21,676
Accrued liabilities	22,989	21,660
Accrued payroll and related expenses	15,426	14,767
Short-term borrowings	800	800
Income taxes payable	2,890	1,213
Total current liabilities	66,854	60,116
Long-term borrowings	114,712	113,098
Deferred tax liabilities, net	11,557	11,291
Long-term operating lease liabilities	7,141	6,520
Other long-term liabilities	11,634	11,299
Total liabilities	211,898	202,324

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,836,102 and 19,812,685 shares issued at November 30, 2020 and
August 31, 2020, respectively; and 13,688,203 and 13,664,786 shares
outstanding at November 30, 2020 and August 31, 2020, respectively	20	20
Additional paid-in capital	157,025	157,850
Retained earnings	413,155	398,731
Accumulated other comprehensive loss	(27,620)	(28,208)
Common stock held in treasury, at cost ― 6,147,899 and 6,147,899
shares at November 30, 2020 and August 31, 2020, respectively	(368,080)	(368,080)
Total shareholders' equity	174,500	160,313
Total liabilities and shareholders' equity	$386,398	$362,637

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2020	2019

Net sales	$124,559	$98,556
Cost of products sold	54,313	45,013
Gross profit	70,246	53,543

Operating expenses:
Selling, general and administrative	35,977	32,599
Advertising and sales promotion	5,519	5,590
Amortization of definite-lived intangible assets	358	650
Total operating expenses	41,854	38,839

Income from operations	28,392	14,704

Other (expense) income:
Interest income	19	25
Interest expense	(570)	(442)
Other (expense) income, net	179	5
Income before income taxes	28,020	14,292
Provision for income taxes	4,397	2,098
Net income	$23,623	$12,194

Earnings per common share:
Basic	$1.72	$0.88
Diluted	$1.72	$0.88

Shares used in per share calculations:
Basic	13,675	13,714
Diluted	13,706	13,746

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2020	2019
Operating activities:
Net income	$23,623	$12,194
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,700	1,957
Net gains on sales and disposals of property and equipment	(55)	(64)
Deferred income taxes	236	57
Stock-based compensation	2,665	2,214
Unrealized foreign currency exchange losses	52	394
Provision for bad debts	124	6
Changes in assets and liabilities:
Trade accounts receivable	(9,936)	3,630
Inventories	(345)	(2,358)
Other assets	(1,304)	462
Operating lease assets and liabilities, net	6	195
Accounts payable and accrued liabilities	4,590	(332)
Accrued payroll and related expenses	624	(2,234)
Other long-term liabilities and income taxes payable	1,941	(915)
Net cash provided by operating activities	23,921	15,206

Investing activities:
Purchases of property and equipment	(3,812)	(5,965)
Proceeds from sales of property and equipment	142	195
Net cash used in investing activities	(3,670)	(5,770)

Financing activities:
Treasury stock purchases	-	(4,957)
Dividends paid	(9,199)	(8,406)
Proceeds from issuance of long-term senior notes	52,000	-
Repayments of long-term senior notes	(400)	(400)
Net (repayments) proceeds of revolving credit facility	(50,000)	7,883
Shares withheld to cover taxes upon conversions of equity awards	(3,490)	(2,640)
Net cash used in financing activities	(11,089)	(8,520)
Effect of exchange rate changes on cash and cash equivalents	220	531
Net increase in cash and cash equivalents	9,382	1,447
Cash and cash equivalents at beginning of period	56,462	27,233
Cash and cash equivalents at end of period	$65,844	$28,680

Supplemental disclosure of noncash investing activities:
Accrued capital expenditures	$1,274	$1,206